EXHIBIT 12.1


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

                                                                    Exhibit 12.1


                    WILLIAMS SCOTSMAN, INC.AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges

                                                                         Year Ended December 31,
                                                        -----------------------------------------------------------
                                                        1993          1994         1995         1996           1997
                                                        ----          ----         ----         ----           ----
                                                                         (Dollars in thousands)
Earnings:
     Earnings (loss) from continuing
       operations before income taxes
       and extraordinary item                          $(6,377)     $ 1,772      $ 7,422       $15,175        $ 9,965
     Fixed charges from below                           22,322       19,468       23,353        26,755         44,767
                                                       -------      -------      -------       -------        -------
       Total earnings                                  $15,945      $21,240      $30,775       $41,930        $54,732
                                                       -------      -------      -------       -------        -------
Fixed Charges:
     Interest                                          $21,530      $18,705      $22,485       $25,797        $43,611
     Interest component of rent expense:
       Total rent expense                              $ 2,375      $ 2,288      $ 2,605       $ 2,875        $ 3,468
       Portion considered interest expense                 33%          33%          33%           33%            33%
                                                       -------      -------      -------       -------        -------
                  Interest component                   $   792      $   763      $   868       $   958        $ 1,156
                                                       -------      -------      -------       -------        -------
                  Total fixed charges                  $22,322      $19,468      $23,353       $26,755        $44,767
                                                       -------      -------      -------       -------        -------

Earnings to Fixed Charges                                  .7x         1.1x         1.3x          1.6x           1.2x
                                                           ===         ====         ====          ====           ====

Excess Fixed Charges                                   $ 6,377           --           --             --            --
                                                       =======      =======      =======       ========       =======

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